Morgan Stanley Total Return Trust
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Kraft Inc.
06/12/01
$31.00
29,000
0.1246%
$8,680,000,000
0.0104%
First Boston
Willis
Group
Holdings


06/11/01


$13.50


3,400


0.070%


$270,000,000


0.017%

Salomon
Smith Barney

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